January 30, 2020	Eli Lilly and Company
Lilly Corporate Center
Indianapolis, Indiana 46285
U.S.A.
+1.317.276.2000
www.lilly.com

For Release: Immediately
Refer to:     Mark Taylor; mark.taylor@lilly.com; (317) 276-5795 (Media)
Kevin Hern; hern_kevin_r@lilly.com; (317) 277-1838 (Investors)

Lilly Reports Strong Fourth-Quarter and Full-Year 2019 Financial Results, Updates 2020 Guidance for Pending Dermira Acquisition

•
Revenue in the fourth quarter of 2019 grew 8 percent, driven by 10 percent volume growth. Key growth products launched since 2014, including Trulicity, Taltz, Jardiance, Verzenio, Olumiant, Emgality, Basaglar, and Cyramza, contributed 14 percentage points of revenue growth and represented approximately 46 percent of total revenue. Full-year 2019 revenue increased 4 percent to $22.319 billion.

•	Fourth-quarter 2019 operating expenses rose 6 percent, reflecting increased investments in the late-stage pipeline and recently launched medicines.

•	Fourth-quarter 2019 earnings per share (EPS) increased to $1.64 on a reported basis, or $1.73 on a non-GAAP basis. Full-year 2019 EPS grew to $8.89 on a reported basis and $6.04 on a non-GAAP basis.

•	Notable recent events include the pending acquisition of Dermira and additional actions to improve insulin affordability.

•
2020 EPS guidance updated to be in the range of $6.18 to $6.28 on a reported basis as a result of the pending acquisition of Dermira, and reaffirmed to be in the range of $6.70 to $6.80 on a non-GAAP basis.

Eli Lilly and Company (NYSE: LLY) today announced financial results for the fourth quarter and full year of 2019.

$ in millions, except per share data	Fourth Quarter		%	Full Year		%
	2019	2018	Change	2019	2018	Change
Revenue	$6,114.0	$5,637.6	8%	$22,319.5	$21,493.3	4%
Net Income – Reported	1,495.7	1,125.1	33%	8,318.4	3,232.0	NM
EPS – Reported	1.64	1.10	49%	8.89	3.13	NM

Net Income – Non-GAAP	1,583.3	1,258.3	26%	5,568.2	5,272.1	6%
EPS – Non-GAAP	1.73	1.32	31%	6.04	5.44	11%

NM - not meaningful

Certain financial information for 2019 and 2018 is presented on both a reported and a non-GAAP basis. Some numbers in this press release may not add due to rounding. Reported results were prepared in accordance with U.S. generally accepted accounting principles (GAAP), include all revenue and expenses recognized during the periods, and reflect Elanco Animal Health (Elanco) as discontinued operations for all periods presented. Non-GAAP measures reflect adjustments for the items described in the reconciliation tables later in the release, and assume that the disposition of Elanco occurred at the beginning of all periods presented (including the benefit from the reduction in shares of common stock outstanding). The company’s 2020 financial guidance is being provided on both a reported and a non-GAAP basis. The non-GAAP measures are presented to provide additional insights into the underlying trends in the company’s business.

“Lilly is in the early phase of an exciting period of growth for the company. The combination of strong revenue growth from our newer medicines and prudent expense control across our business enabled Lilly to invest more in our R&D pipeline and still deliver impressive earnings growth in the fourth quarter and full-year 2019,” said David A. Ricks, Lilly’s chairman and CEO. “We look forward to continuing this progress in 2020, as our scientists work to expand our portfolio of innovative medicines to offer new treatment options for patients in the areas of diabetes, oncology, immunology, and neuroscience.”

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Key Events Over the Last Three Months
Regulatory

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The U.S. Food and Drug Administration (FDA) granted priority review for the New Drug Application for selpercatinib for the treatment of patients with advanced RET fusion-positive non-small cell lung cancer (NSCLC), RET-mutant medullary thyroid cancer, and RET fusion-positive thyroid cancer.

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The FDA approved Trijardy™ XR (empagliflozin/linagliptin/metformin hydrochloride extended release tablets) to lower blood sugar in adults with type 2 diabetes, along with diet and exercise. Trijardy XR provides three type 2 diabetes medicines in one pill, including Jardiance® (empagliflozin), Tradjenta® (linagliptin), and metformin hydrochloride extended release.

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The European Commission approved a new indication and associated label update for Cyramza®. The new label will include an indication for Cyramza in combination with erlotinib for the first-line treatment of adult patients with metastatic NSCLC with activating epidermal growth factor receptor (EGFR) mutations.

•	The European Commission approved Baqsimi™ (glucagon) nasal powder 3 mg for the treatment of severe hypoglycemia in people with diabetes ages four years and above.

Clinical

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The company and Incyte announced that baricitinib met the primary endpoint in two Phase 3 studies. BREEZE-AD4 evaluated the safety and efficacy of baricitinib in combination with topical corticosteroids for the treatment of adult patients with moderate to severe atopic dermatitis who were inadequate responders, intolerant or had contraindication to treatment with cyclosporine. BREEZE-AD5 evaluated the safety and efficacy of baricitinib for the treatment of adult patients with moderate to severe atopic dermatitis.

•
The company and Innovent Biologics, Inc. announced that the results of a Phase 3 study in China of Tyvyt® in combination with Alimta® and platinum in first-line advanced or recurrent nonsquamous NSCLC without sensitive EGFR mutation or ALK rearrangement

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met the predefined primary endpoint of progression-free survival in an interim analysis.

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The company and Boehringer Ingelheim announced results from two Phase 3 clinical trials related to functional endpoints with Jardiance in adults with chronic heart failure with reduced and preserved ejection fraction. In both trials, there was no significant change from baseline to week 12 in exercise ability with Jardiance versus placebo, as measured by the six-minute walk test which was the primary endpoint of the studies. The safety profile seen in the trials was similar to the currently known safety profile of Jardiance and no new safety risks were identified.

Business Development/Other Developments

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The company announced a definitive agreement to acquire Dermira, Inc. for $18.75 per share, or approximately $1.1 billion, in an all-cash transaction. Dermira is a biopharmaceutical company dedicated to developing new therapies for chronic skin conditions. The pending acquisition will expand Lilly's immunology pipeline with the addition of lebrikizumab, a novel, investigational, monoclonal antibody designed to bind IL-13 with high affinity that is being evaluated in a Phase 3 clinical development program for the treatment of moderate-to-severe atopic dermatitis in adolescent and adult patients, ages 12 years and older. The pending acquisition of Dermira will also expand Lilly's portfolio of marketed dermatology medicines with the addition of QBREXZA®, a medicated cloth approved by the FDA for the topical treatment of primary axillary hyperhidrosis (uncontrolled excessive underarm sweating).

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The company announced plans to add two more cost-saving options to its suite of solutions for people in the U.S. who use Lilly insulin by introducing lower-priced versions of Humalog® Mix75/25™ KwikPen® and Humalog Junior KwikPen. Both insulins will have 50 percent lower list prices compared to the branded versions and will be available by mid-April. Lilly's first lower-priced insulin, Insulin Lispro Injection, was made available in May 2019 at a 50 percent lower list price than Humalog. In December 2019, nearly 80,000 people filled prescriptions for Insulin Lispro Injection, and approximately 10 percent of people using Humalog in the U.S. have utilized the lower-priced option. Insulin Lispro Injection is now distributed by all major

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U.S. wholesalers and can be ordered by any pharmacy.

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The U.S. District Court for the Southern District of Indiana ruled in favor of Lilly that the Alimta vitamin regimen patent would be infringed by a competitor that had stated its intent to market alternative salt forms of pemetrexed prior to the patent's expiration. The ruling came in the case of Eli Lilly and Company v. Apotex Inc., and Apotex has filed an appeal.

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The company announced a global commercialization agreement to integrate DexCom, Inc. products into Lilly's personalized diabetes management system, currently in development to advance the treatment of diabetes. Under the terms of the non-exclusive agreement, Lilly will use Dexcom's continuous glucose monitoring (CGM) devices in both the pen- and pump-based platforms of the system being designed to help improve diabetes management.

•
The company and Boehringer Ingelheim modernized their alliance to focus their combined expertise and investment on the continued development and commercialization of Jardiance in type 2 diabetes, heart failure, and chronic kidney disease. Trajenta and Basaglar® remain part of the alliance, with primary responsibility for development and commercialization led by the innovator company. Boehringer Ingelheim will continue as strategic lead for Trajenta, and Lilly for Basaglar.

Fourth-Quarter Reported Results
In the fourth quarter of 2019, worldwide revenue was $6.114 billion, an increase of 8 percent compared with the fourth quarter of 2018. The increase in revenue was driven by a 10 percent increase due to volume, partially offset by a 1 percent decrease due to lower realized prices.

Revenue in the U.S. increased 7 percent, to $3.519 billion, as increased volume of 8 percent was partially offset by lower realized prices. Increased U.S. volume for key growth products including Trulicity®, Taltz®, Verzenio®, Jardiance, Emgality® and Basaglar, was partially offset by decreased volume for Cialis® due to loss of patent exclusivity, lower volume for Forteo®, as well as the impact from the product withdrawal of Lartruvo®.

Revenue outside the U.S. increased 10 percent, to $2.595 billion, driven by increased volume of 12 percent, which was primarily from key growth products, including Trulicity, Olumiant®, Taltz, Verzenio, and Jardiance, partially offset by decreased volume for Strattera® due to loss of patent exclusivity and the impact of the product withdrawal of Lartruvo. In addition, revenue outside the

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U.S. benefited from a milestone from Bayer Consumer Care AG resulting from its exclusive development and commercialization license for Vitrakvi® . The increase in revenue due to volume was partially offset by the unfavorable impact of foreign exchange rates and lower realized prices.

Gross margin increased 7 percent, to $4.831 billion, in the fourth quarter of 2019 compared with the fourth quarter of 2018. Gross margin as a percent of revenue was 79.0 percent, a decrease of 1.0 percentage point compared with the fourth quarter of 2018. The decrease in gross margin percent was primarily due to unfavorable product mix, the unfavorable effect of foreign exchange rates on international inventories sold, higher intangibles amortization expense, and the impact of lower realized prices on revenue.

Total operating expenses in the fourth quarter of 2019, defined as the sum of research and development and marketing, selling, and administrative expenses, increased 6 percent to $3.280 billion compared with the fourth quarter of 2018. Research and development expenses increased 14 percent to $1.581 billion, or 25.9 percent of revenue, driven by higher development expenses for late-stage assets. Marketing, selling, and administrative expenses remained relatively flat at $1.698 billion, as lower spending on late life-cycle products and ongoing cost containment measures were offset by increased expenses for recently launched products.

There were no acquired in-process research and development charges in the fourth quarter of 2019. In the fourth quarter of 2018, the company recognized acquired in-process research and development charges of $329.4 million related to business development transactions with Dicerna Pharmaceuticals, SIGA Technologies, Chugai Pharmaceuticals, NextCure, and Hydra Biosciences.

In the fourth quarter of 2019, the company recognized asset impairment, restructuring and other special charges of $151.7 million. The charges were primarily related to the decision to close and sell a research and development facility located in the United Kingdom, as well as severance costs incurred

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as a result of actions taken to reduce the company's cost structure. In the fourth quarter of 2018, the company recognized asset impairment, restructuring and other special charges of $192.7 million, primarily associated with severance costs incurred as a result of actions taken to reduce the company's cost structure.

Operating income in the fourth quarter of 2019 was $1.400 billion, compared to $900.2 million in the fourth quarter of 2018. The increase in operating income was primarily driven by lower acquired in-process research and development charges and higher gross margin, partially offset by higher research and development expenses.

Other income was $262.9 million in the fourth quarter of 2019, compared with $31.4 million in the fourth quarter of 2018. The increase in other income was primarily driven by the gain on the sale of the company's antibiotics business in China and higher net gains on investment securities, partially offset by a charge related to the repurchase of debt.

The effective tax rate was 10.1 percent in the fourth quarter of 2019, and contained net discrete tax benefits, including a tax benefit from a capital loss on the disposition of subsidiary stock. During the fourth quarter of 2018, the company recorded an income tax benefit of $189.8 million despite earning $931.6 million of income before income taxes. The 2018 income tax benefit was primarily due to U.S. tax reform adjustments of $344.6 million.

In the fourth quarter of 2019, net income and earnings per share were $1.496 billion and $1.64, respectively, compared with net income of $1.125 billion and earnings per share of $1.10 in the fourth quarter of 2018. The increase in net income in the fourth quarter of 2019 was primarily driven by higher operating income and higher other income, partially offset by higher income taxes. In addition to the increase in net income, earnings per share in the fourth quarter of 2019 significantly benefited from lower weighted-average shares outstanding as a result of the Elanco exchange offer and share repurchases.

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Fourth-Quarter Non-GAAP Measures
On a non-GAAP basis, fourth-quarter 2019 gross margin increased 7 percent, to $4.885 billion compared with the fourth quarter of 2018. Gross margin as a percent of revenue was 79.9 percent, a decrease of 0.7 percentage points. The decrease in gross margin percent was primarily due to unfavorable product mix, the unfavorable effect of foreign exchange rates on international inventories sold, and the impact of lower realized prices on revenue.

Operating income on a non-GAAP basis increased $145.6 million, or 10 percent, to $1.605 billion in the fourth quarter of 2019 compared with the fourth quarter of 2018, due to higher gross margin, partially offset by higher research and development expenses.

Other income on a non-GAAP basis was $205.6 million in the fourth quarter of 2019, compared with $31.4 million in the fourth quarter of 2018. The increase in other income was primarily due to higher net gains on investment securities and higher net foreign currency gains, partially offset by higher net interest expense.

The effective tax rate on a non-GAAP basis was 12.6 percent in the fourth quarter of 2019, compared with 15.6 percent in the fourth quarter of 2018. The lower effective tax rate for the fourth quarter of 2019 was driven primarily by an increase in net discrete tax benefits.

On a non-GAAP basis, in the fourth quarter of 2019, net income increased 26 percent, to $1.583 billion, while earnings per share increased 31 percent, to $1.73, compared with $1.258 billion and $1.32, respectively, in the fourth quarter of 2018. The increase in net income was driven primarily by higher other income and higher operating income. The increase in earnings per share was driven primarily by the increase in net income and, to a lesser extent, the benefit from lower weighted-average shares outstanding as a result of share repurchases. Non-GAAP weighted average shares outstanding for both periods have been reduced by the approximately 65 million shares retired in the Elanco exchange offer.

For further detail of non-GAAP measures, see the reconciliation below as well as the "Reconciliation of GAAP Reported to Selected Non-GAAP Adjusted Information" table later in this press release.

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	Fourth Quarter
	2019	2018	% Change
Earnings per share (reported)	$1.64	$1.10	49%
Gain on sale of China antibiotics business	(.26)	—
Charge related to repurchase of debt	.22	—
Asset impairment, restructuring and other special charges	.14	.18
Amortization of intangible assets	.05	.03
Income taxes(a)	(.05)	(.33)
Acquired in-process research and development	—	.27
Impact of reduced shares outstanding for non-GAAP reporting(b)	—	.07
Earnings per share (non-GAAP)	$1.73	$1.32	31%

Numbers may not add due to rounding.
(a) For the fourth quarter of 2019, amount relates to a tax benefit from a capital loss on the disposition of subsidiary stock. For the fourth quarter of 2018, amount relates to adjustments to the 2017 Toll Tax for U.S. tax reform proposed regulations and tax expenses associated with the separation of Elanco.
(b) Non-GAAP earnings per share assume that the disposition of Elanco occurred at the beginning of all periods presented and, therefore, exclude the approximately 65.0 million shares of Lilly common stock retired in the Elanco exchange offer.

Year-to-Date Reported Results
For the full year 2019, worldwide revenue increased 4 percent compared with 2018 to $22.319 billion. The revenue increase was driven by an 8 percent increase due to volume, partially offset by a 3 percent decrease due to lower realized prices and a 1 percent decrease due to the unfavorable impact of foreign exchange rates.

Revenue in the U.S. increased 3 percent to $12.723 billion, driven by increased volume for key growth products, including Trulicity, Taltz, Verzenio, Jardiance, Emgality and Basaglar. The increase in revenue was partially offset by decreased volume for products that have lost exclusivity, primarily Cialis, as well as the impact from the product withdrawal of Lartruvo, and lower volume for Forteo. Excluding

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Cialis, volume in the U.S. grew 15 percent. The increase in U.S. revenue was negatively impacted by lower realized prices for several products, primarily Trulicity.

Revenue outside the U.S. increased 5 percent to $9.597 billion, due to increased volume for key growth products, including Trulicity, Olumiant, Taltz, Jardiance and Verzenio. The increase in revenue was partially offset by the unfavorable impact of foreign exchange rates and, to a lesser extent, lower realized prices.

Gross margin increased 5 percent to $17.598 billion in 2019. Gross margin as a percent of revenue was 78.8 percent, an increase of 0.6 percentage points compared with 2018. The increase in gross margin percent was primarily due to the favorable impact of foreign exchange rates on international inventories sold and lower intangibles amortization expense, partially offset by unfavorable product mix, the impact of lower realized prices on revenue, and charges resulting from the product withdrawal of Lartruvo.

Total operating expenses, defined as the sum of research and development and marketing, selling, and administrative expenses, increased 7 percent to $11.809 billion in 2019. Research and development expenses increased 11 percent to $5.595 billion, or 25.1 percent of revenue, driven by higher late-stage development expenses. Marketing, selling and administrative expenses increased 4 percent to $6.214 billion, primarily due to increased marketing expenses for recently launched products, partially offset by lower expenses for late life-cycle products.

In 2019, the company recognized acquired in-process research and development charges of $239.6 million resulting from business development transactions with AC Immune, Centrexion Therapeutics, ImmuNext, and Avidity Biosciences. In 2018, the company recognized acquired in-process research and development charges of $1.984 billion, primarily related to the acquisition of ARMO BioSciences and the business development transaction with Dicerna Pharmaceuticals.

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In 2019, the company recognized asset impairment, restructuring and other special charges of $575.6 million. The charges were primarily associated with the accelerated vesting of Loxo Oncology employee equity awards as part of the closing of the acquisition of Loxo Oncology, and, to a lesser extent, the charges associated with the decision to close and sell a research and development facility located in the United Kingdom. In 2018, the company recognized asset impairment, restructuring, and other special charges of $266.9 million primarily associated with asset impairments related to the sale of the Posilac® (rbST) brand and its Augusta, Georgia manufacturing site. The charges also include expenses associated with efforts to reduce the company's cost structure.

Operating income in 2019 increased 41 percent compared with 2018 to $4.974 billion, driven primarily by lower acquired in-process research and development and, to a lesser extent, higher gross margin, partially offset by higher operating expenses.

Other income was $291.6 million in 2019 compared with $145.6 million in 2018. The increase in other income was primarily driven by higher net gains on investment securities and the gain on the sale of the company's antibiotics business in China, partially offset by the charge related to the repurchase of debt and higher net interest expense.

For the full year 2019, the effective tax rate was 11.9 percent, compared with an effective tax rate of 14.4 percent for the full year 2018. The higher effective tax rate in 2018 was primarily due to non-deductible acquired in-process research and development charges.

For the full year 2019, net income and earnings per share were $8.318 billion and $8.89, respectively, compared with $3.232 billion, and $3.13, respectively, in 2018. The increases in net income and earnings per share during 2019 were driven primarily by the gain recognized on the disposition of Elanco as well as higher operating income. In addition to the increase in net income, earnings per share in 2019 significantly benefited from lower weighted-average shares outstanding as a result of the Elanco exchange offer and share repurchases.

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Year-to-Date Non-GAAP Measures
On a non-GAAP basis for the full year 2019, gross margin increased 4 percent, to $17.888 billion compared with the full year 2018. Gross margin as a percent of revenue for the full year 2019 was 80.1 percent, compared to 79.8 percent for the full year 2018.

Operating income on a non-GAAP basis decreased $54.8 million, or 1 percent, to $6.079 billion driven by higher operating expenses, partially offset by higher gross margin.

Other income on a non-GAAP basis was $234.3 million for the full year 2019, compared with $119.8 million for the full year 2018. The increase in other income was primarily due to higher net gains on investment securities, partially offset by higher net interest expense.

The effective tax rate on a non-GAAP basis was 11.8 percent for the full year 2019, compared with 15.7 percent for the full year 2018. The lower effective tax rate was driven primarily by an increase in net discrete tax benefits resulting from the resolution of certain global income tax audits.

On a non-GAAP basis, net income increased 6 percent and earnings per share increased 11 percent to $5.568 billion, and $6.04, respectively. The increase in net income was driven primarily by lower tax expense and higher other income, partially offset by lower operating income. The increase in earnings per share was driven by the increase in net income as well as the benefit from lower weighted-average shares outstanding as a result of share repurchases. Non-GAAP weighted average shares outstanding

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for both periods have been reduced by the approximately 65 million shares retired in the Elanco exchange offer.

For further detail of non-GAAP measures, see the reconciliation below as well as the "Reconciliation of GAAP Reported to Selected Non-GAAP Adjusted Information" table later in this press release.

	Year-to-Date
	2019	2018	% Change
Earnings per share (reported)	$8.89	$3.13	NM
Discontinued operations	(3.93)	(.08)
Earnings per share from continuing operations (reported)	4.96	3.05	63%
Asset impairment, restructuring and other special charges	.58	.24
Gain on sale of China antibiotics business	(.26)	—
Charge related to repurchase of debt	.22	—
Acquired in-process research and development	.21	1.96
Amortization of intangible assets	.18	.28
Lartruvo charges	.14	—
Impact of reduced shares outstanding for non-GAAP reporting(a)	.07	.20
Income taxes(b)	(.05)	(.27)
Other, net	—	(.02)
Earnings per share (non-GAAP)	$6.04	$5.44	11%
Numbers may not add due to rounding. NM - not meaningful
(a) Non-GAAP earnings per share assume that the disposition of Elanco occurred at the beginning of all periods presented and, therefore, exclude the approximately 65.0 million shares of Lilly common stock retired in the Elanco exchange offer.
(b) For 2019, amount relates to a tax benefit from a capital loss on the disposition of subsidiary stock. For 2018, amount relates to adjustments to the 2017 Toll Tax for U.S. tax reform proposed regulations and tax expenses associated with the separation of Elanco.

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Selected Revenue Highlights
(Dollars in millions)	Fourth Quarter			Year-to-Date
Selected Products	2019	2018	% Change	2019	2018	% Change
Trulicity	$1,208.1	$924.7	31%	$4,127.8	$3,199.1	29%
Humalog(a)	763.4	770.4	(1)%	2,820.7	2,996.5	(6)%
Alimta	530.7	556.9	(5)%	2,115.8	2,132.9	(1)%
Forteo	360.2	437.1	(18)%	1,404.7	1,575.6	(11)%
Taltz	420.1	307.0	37%	1,366.4	937.5	46%
Humulin®	348.0	337.4	3%	1,290.1	1,331.4	(3)%
Basaglar	307.2	232.2	32%	1,112.6	801.2	39%
Jardiance(b)	268.0	193.2	39%	944.2	658.3	43%
Cyramza	245.1	220.6	11%	925.1	821.4	13%
Cialis	197.8	350.7	(44)%	890.5	1,851.8	(52)%
Verzenio	179.1	83.1	NM	579.7	255.0	NM
Olumiant	127.8	70.1	82%	426.9	202.5	NM
Emgality	66.3	4.9	NM	162.5	4.9	NM

Total Revenue	6,114.0	5,637.6	8%	22,319.5	21,493.3	4%

(a) Humalog includes Insulin Lispro (b) Jardiance includes Glyxambi® and Synjardy® NM – not meaningful; Numbers may not add due to rounding

Trulicity
Fourth-quarter 2019 worldwide Trulicity revenue was $1.208 billion, an increase of 31 percent compared with the fourth quarter of 2018. U.S. revenue increased 29 percent, to $942.0 million, driven by increased demand, partially offset by lower realized prices. Trulicity's lower realized prices in the U.S. were primarily due to changes in segment mix, increased coverage gap funding requirements in Medicare Part D, and higher contracted rebates, partially offset by changes in estimates for rebates and discounts. Revenue outside the U.S. was $266.1 million, an increase of 36 percent, driven by increased volume, partially offset by the unfavorable impact of foreign exchange rates and lower realized prices.

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For the full year 2019, worldwide Trulicity revenue was $4.128 billion, an increase of 29 percent compared with the full year 2018. U.S. revenue increased 25 percent, to $3.155 billion, driven by higher demand, partially offset by lower realized prices. Revenue outside the U.S. increased 42 percent, to $972.7 million, primarily driven by increased volume, partially offset by the unfavorable impact of foreign exchange rates and, to a lesser extent, lower realized prices.

Humalog
For the fourth quarter of 2019, worldwide Humalog revenue decreased 1 percent compared with the fourth quarter of 2018, to $763.4 million. Revenue in the U.S. increased 3 percent, to $468.7 million, driven primarily by increased volume and higher realized prices due to segment mix. Revenue outside the U.S. decreased 7 percent, to $294.7 million, primarily driven by decreased volume and, to a lesser extent, the unfavorable impact of foreign exchange rates.

For the full year 2019, worldwide Humalog revenue decreased 6 percent to $2.821 billion compared with the full year 2018. U.S. Humalog revenue for 2019 was $1.670 billion, a 7 percent decrease, primarily driven by lower realized prices and decreased demand. Humalog revenue outside the U.S. was $1.151 billion, a 5 percent decrease, primarily driven by the unfavorable impact of foreign exchange rates.

Alimta
For the fourth quarter of 2019, worldwide Alimta revenue decreased 5 percent compared with the fourth quarter of 2018, to $530.7 million. U.S. revenue decreased 1 percent, to $313.7 million, primarily driven by lower realized prices due to changes in estimates for rebates and discounts, partially offset by increased demand. Revenue outside the U.S. decreased 10 percent to $217.0 million, primarily driven by lower realized prices, partially offset by increased volume.

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For the full year 2019, worldwide Alimta revenue decreased 1 percent to $2.116 billion compared with the full year 2018. U.S. Alimta revenue for 2019 was $1.219 billion, an 8 percent increase, driven by increased demand, partially offset by lower realized prices. Alimta revenue outside the U.S. was $896.4 million, an 11 percent decrease, driven by lower realized prices and, to a lesser extent, the unfavorable impact of foreign exchange rates and lower volume resulting from the entry of generic pemetrexed in Germany.

Forteo
For the fourth quarter of 2019, worldwide Forteo revenue decreased 18 percent compared with the fourth quarter of 2018, to $360.2 million. U.S. revenue decreased 25 percent, to $171.7 million, primarily driven by decreased demand. Revenue outside the U.S. decreased 10 percent to $188.5 million, primarily driven by decreased volume and, to a lesser extent, lower realized prices.

For the full year 2019, worldwide Forteo revenue decreased 11 percent to $1.405 billion compared with the full year 2018. U.S. Forteo revenue for 2019 was $645.5 million, a 15 percent decrease primarily driven by decreased demand. Forteo revenue outside the U.S. was $759.1 million, a 7 percent decrease driven by decreased volume and, to a lesser extent, the unfavorable impact of foreign exchange rates and lower realized prices.

The company expects further volume declines for Forteo as a result of competitive dynamics in the U.S. and the entry of generic and biosimilar competition following the loss of patent exclusivity in the third quarter of 2019 in the U.S., Japan and major European markets.

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Taltz
For the fourth quarter of 2019, worldwide Taltz revenue increased 37 percent compared with the fourth quarter of 2018, to $420.1 million. U.S. revenue increased 30 percent, to $317.2 million, driven by increased demand, partially offset by lower realized prices due to unfavorable segment mix. Revenue outside the U.S. increased 62 percent, to $102.8 million, primarily driven by increased volume from recent launches, partially offset by lower realized prices and the unfavorable impact of foreign exchange rates.

For the full year 2019, Taltz generated worldwide revenue of $1.366 billion, an increase of 46 percent compared with the full year 2018. U.S. revenue was $1.017 billion, an increase of 38 percent primarily driven by increased demand, partially offset by lower realized prices. Revenue outside the U.S. was $349.6 million, an increase of 76 percent, driven by increased volume from recent launches, partially offset by the unfavorable impact of foreign exchange rates.

Humulin
For the fourth quarter of 2019, worldwide Humulin revenue increased 3 percent compared with the fourth quarter of 2018, to $348.0 million. U.S. revenue increased 3 percent, to $240.1 million, driven by increased volume and higher realized prices due to changes in estimates for rebates and discounts. Revenue outside the U.S. increased 3 percent, to $107.9 million, due to higher realized prices and increased volume, partially offset by the unfavorable impact of foreign exchange rates.

For the full year 2019, worldwide Humulin generated revenue of $1.290 billion, a decrease of 3 percent compared with the full year 2018. U.S. revenue was $879.7 million, a 3 percent decrease, driven by lower realized prices, partially offset by increased volume. Revenue outside the U.S. was $410.4 million, a 3 percent decrease, primarily driven by the unfavorable impact of foreign exchange rates, partially offset by increased volume and, to a lesser extent, higher realized prices.

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Basaglar
For the fourth quarter of 2019, worldwide Basaglar revenue increased 32 percent compared with the fourth quarter of 2018, to $307.2 million. U.S. revenue increased 34 percent, to $243.5 million, driven by higher realized prices and, to a lesser extent, increased demand. Revenue outside the U.S. increased 28 percent, to $63.7 million, driven by increased volume, partially offset by lower realized prices and the unfavorable impact of foreign exchange rates. Basaglar is part of the company’s alliance with Boehringer Ingelheim, and Lilly reports total sales of Basaglar as revenue, with payments made to Boehringer Ingelheim for its portion of the gross margin reported as cost of sales.

For the full year of 2019, Basaglar generated worldwide revenue of $1.113 billion, an increase of 39 percent compared with the full year 2018. U.S. revenue was $876.2 million, an increase of 41 percent, driven by higher realized prices and increased demand. Revenue outside of the U.S. was $236.3 million, an increase of 32 percent, driven by increased volume, partially offset by the unfavorable impact of foreign exchange rates and, to a lesser extent, lower realized prices.

Jardiance
The company’s worldwide Jardiance revenue during the fourth quarter of 2019 was $268.0 million, an increase of 39 percent compared with the fourth quarter of 2018. U.S. revenue increased 36 percent, to $157.5 million, driven by increased demand. Revenue outside the U.S. was $110.5 million, an increase of 42 percent, driven by increased volume, partially offset by the unfavorable impact of foreign exchange rates. Jardiance is part of the company’s alliance with Boehringer Ingelheim, and Lilly reports as revenue a portion of Jardiance’s gross margin.

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For the full year 2019, worldwide Jardiance revenue was $944.2 million, an increase of 43 percent compared with the full year 2018. U.S. revenue increased 41 percent, to $565.9 million, driven by increased demand. Revenue outside the U.S. increased 47 percent, to $378.3 million, primarily driven by increased volume, partially offset by the unfavorable impact of foreign exchange rates.

Cyramza
For the fourth quarter of 2019, worldwide Cyramza revenue was $245.1 million, an increase of 11 percent compared with the fourth quarter of 2018. U.S. revenue was $87.9 million, an increase of 9 percent, primarily driven by increased demand. Revenue outside the U.S. was $157.2 million, an increase of 12 percent, primarily driven by increased volume.

For the full year 2019, worldwide Cyramza revenue was $925.1 million, an increase of 13 percent compared with the full year 2018. U.S. revenue increased 15 percent, to $335.3 million, driven by increased demand and, to a lesser extent, higher realized prices. Revenue outside the U.S. increased 11 percent, to $589.9 million, primarily due to increased volume, partially offset by the unfavorable impact of foreign exchange rates and lower realized prices.

Cialis
For the fourth quarter of 2019, worldwide Cialis revenue decreased 44 percent compared with the fourth quarter of 2018, to $197.8 million. U.S. revenue was $22.4 million in the fourth quarter, an 87 percent decrease compared with the fourth quarter of 2018, driven by decreased demand due to generic competition. Revenue outside the U.S. decreased 1 percent to $175.4 million, driven by the unfavorable impact of foreign exchange rates, partially offset by higher realized prices.

For the full year 2019, worldwide Cialis revenue decreased 52 percent to $890.5 million compared with the full year 2018. U.S. Cialis revenue for 2019 was $231.7 million, a 79 percent decrease, driven by decreased demand due to generic competition. Cialis revenue outside the U.S. was $658.8 million, a 9

19

percent decrease, driven by the unfavorable impact of foreign exchange rates, lower volume due to the loss of exclusivity in Europe and, to a lesser extent, lower realized prices.

Verzenio
For the fourth quarter of 2019, Verzenio generated worldwide revenue of $179.1 million, an increase of $21.9 million compared with the third quarter of 2019. U.S. revenue was $131.2 million, an increase of $6.4 million compared with the third quarter of 2019, primarily driven by increased demand. Revenue outside the U.S. was $47.9 million, an increase of $15.4 million compared with the third quarter of 2019.

For the full year of 2019, Verzenio generated worldwide revenue of $579.7 million. U.S. revenue increased 83 percent compared with the full year 2018 to $454.8 million, driven by increased demand, and, to a lesser extent, higher realized prices. Revenue outside of the U.S. was $124.9 million, driven by higher volume from recent international launches.

Olumiant
For the fourth quarter of 2019, Olumiant generated worldwide revenue of $127.8 million. U.S. revenue was $13.0 million. Revenue outside the U.S. was $114.9 million, an increase of 74 percent compared with the fourth quarter of 2018, driven by increased demand, partially offset by lower realized prices and the unfavorable impact of foreign exchange rates.

For the full year of 2019, Olumiant generated worldwide revenue of $426.9 million, an increase of $224.4 million compared with the full year 2018. U.S. revenue was $42.2 million. Revenue outside of the U.S. increased 96 percent, to $384.7 million, driven by increased volume, partially offset by the unfavorable impact of foreign exchange rates and, to a lesser extent, lower realized prices.

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Emgality
For the fourth quarter of 2019, Emgality generated worldwide revenue of $66.3 million, an increase of $18.5 million compared with the third quarter of 2019. U.S. revenue was $63.1 million, an increase of $17.3 million compared with the third quarter of 2019, primarily driven by increased demand. Revenue outside of the U.S. was $3.2 million in the fourth quarter of 2019.

For the full year of 2019, Emgality generated worldwide revenue of $162.5 million. U.S. revenue was $154.9 million. Revenue outside of the U.S. was $7.7 million.

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2020 Financial Guidance
The company has updated certain elements of its 2020 financial guidance on both a reported basis and non-GAAP basis to reflect the pending acquisition of Dermira. On a reported basis, earnings per share for 2020 are now expected to be in the range of $6.18 to $6.28. On a non-GAAP basis, the company reaffirmed earnings per share for 2020 to be in the range of $6.70 to $6.80.

	2020 Expectations	% Change from 2019
Earnings per share (reported)(a)	$6.18 to $6.28	25% to 27%
Amortization of intangible assets	.31
Dermira charges(b)	.21
Earnings per share (non-GAAP)	$6.70 to $6.80	11% to 13%
Numbers may not add due to rounding
(a) Reported earnings per share percent change from 2019 calculated based on change from 2019 earnings per share from continuing operations.
(b) Includes estimated charges for inventory step-up, accelerated vesting of employee equity awards, amortization of intangible assets, and other integration costs associated with the pending acquisition of Dermira. Amounts are estimates and may change after the acquisition is completed.

The company now anticipates 2020 revenue between $23.7 billion and $24.2 billion. Revenue growth is still expected to be driven by volume from key growth products including Trulicity, Taltz, Basaglar, Jardiance, Verzenio, Cyramza, Olumiant, Emgality, Baqsimi, and the expected launch of ReyvowTM. Revenue growth could also benefit from the addition of QBREXZA revenue from the pending acquisition of Dermira, as well as the potential launch of other new medicines. Revenue growth is expected to be partially offset by lower revenue for products that have lost patent exclusivity, including the expected entry of generic competition for Forteo in the U.S. Revenue growth is also expected to be partially offset by a low-single digit net price decline in the U.S. driven primarily by rebates and legislated increases to Medicare Part D cost sharing, patient affordability programs, and net price declines in China, Japan and Europe.

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Gross margin as a percent of revenue is still expected to be approximately 79.0 percent on a reported basis and approximately 81.0 percent on a non-GAAP basis.

Marketing, selling and administrative expenses are now expected to be in the range of $6.2 billion to $6.4 billion. Research and development expenses are still expected to be in the range of $5.6 billion to $5.9 billion.

Operating margin percentage, defined as operating income as a percent of revenue, is now expected to be approximately 28 percent on a reported basis and is still expected to be 31 percent on a non-GAAP basis.

Other income (expense) is still expected to be expense in the range of $100 million to $250 million.

The 2020 effective tax rate is still expected to be approximately 15 percent on both a reported basis and a non-GAAP basis.

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The following table summarizes the company’s 2020 financial guidance:

2020 Guidance
	Prior	Updated
Revenue	$23.6 to $24.1 billion	$23.7 to $24.2 billion

Gross Margin % of Revenue (reported)	Approx. 79%	Unchanged
Gross Margin % of Revenue (non-GAAP)	Approx. 81%	Unchanged

Marketing, Selling & Administrative	$6.1 to $6.3 billion	$6.2 to $6.4 billion

Research & Development	$5.6 to $5.9 billion	Unchanged

Other Income/(Expense)	$(250) to $(100) million	Unchanged

Tax Rate	Approx. 15%	Unchanged

Earnings per share (reported)	$6.38 to $6.48	$6.18 to $6.28
Earnings per share (non-GAAP)	$6.70 to $6.80	Unchanged

Operating Income % of Revenue (reported)	29%	28%
Operating Income % of Revenue (non-GAAP)	31%	Unchanged

Non-GAAP guidance reflects adjustments presented in the earnings per share table above.

Webcast of Conference Call
As previously announced, investors and the general public can access a live webcast of the fourth-quarter and full-year 2019 financial results conference call through a link on Lilly’s website at www.lilly.com. The conference call will begin at 9:00 a.m. Eastern time (ET) today and will be available for replay via the website.

Lilly is a global healthcare leader that unites caring with discovery to create medicines that make life better for people around the world. We were founded more than a century ago by a man committed to

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creating high-quality medicines that meet real needs, and today we remain true to that mission in all our work. Across the globe, Lilly employees work to discover and bring life-changing medicines to those who need them, improve the understanding and management of disease, and give back to communities through philanthropy and volunteerism. F-LLY

This press release contains management’s current intentions and expectations for the future, all of which are forward- looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The words “estimate”, “project”, “intend”, “expect”, “believe”, “target”, “anticipate” and similar expressions are intended to identify forward-looking statements. Actual results may differ materially due to various factors. There are significant risks and uncertainties in pharmaceutical research and development. There can be no guarantees that pipeline products will receive the necessary clinical and manufacturing regulatory approvals or that they will prove to be commercially successful. The company’s results may also be affected by such factors as the timing of anticipated regulatory approvals and launches of new products; market uptake of recently launched products; competitive developments affecting current products and our pipeline; the expiration of intellectual property protection for certain of the company’s products; the company’s ability to protect and enforce patents and other intellectual property; the impact of actions of governmental and private payers affecting the pricing of, reimbursement for, and access to pharmaceuticals; regulatory compliance problems or government investigations; regulatory actions regarding currently marketed products; unexpected safety or efficacy concerns associated with the company’s products; issues with product supply stemming from manufacturing difficulties or disruptions; regulatory changes or other developments; changes in patent law or regulations related to data-package exclusivity; litigation involving past, current or future products; unauthorized disclosure, misappropriation, or compromise of trade secrets or other confidential data stored in the company’s information systems, networks and facilities, or those of third parties with which the company shares its data; changes in tax law and regulations, including the impact of U.S. tax reform legislation enacted in December 2017 and related guidance; changes in inflation, interest rates, and foreign currency exchange rates; asset impairments and restructuring charges; changes in accounting standards promulgated by the Financial Accounting Standards Board and the Securities and Exchange Commission (SEC); acquisitions and business development transactions and related integration costs; information technology system inadequacies or operating failures; reliance on third-party relationships and outsourcing arrangements; and global macroeconomic conditions. For additional information about the factors that could cause actual results to differ materially from forward-looking statements, please see the company’s latest Form 10-K and subsequent Forms 8-K and 10-Q filed with the SEC. You should not place undue reliance on forward-looking statements, which speak only as of the date of this release. Except as is required by law, the company expressly disclaims any obligation to publicly release any revisions to forward-looking statements to reflect events after the date of this release.

#    #    #

Alimta® (pemetrexed disodium, Lilly)
Baqsimi™ (glucagon, Lilly)
Basaglar® (insulin glargine injection, Lilly)
Cialis® (tadalafil, Lilly)
Cyramza® (ramucirumab, Lilly)
Emgality® (galcanezumab-gnlm, Lilly)
Forteo® (teriparatide of recombinant DNA origin injection, Lilly)
Glyxambi® (empagliflozin/linagliptin, Boehringer Ingelheim)
Humalog® (insulin lispro injection of recombinant DNA origin, Lilly)
Humulin® (human insulin of recombinant DNA origin, Lilly)

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Jardiance® (empagliflozin, Boehringer Ingelheim)
Lartruvo® (olaratumab, Lilly)
Olumiant® (baricitinib, Lilly)
Posilac® (recombinant bovine somatotropin, Lilly)
QBREXZA® (Glycopyrronium cloth, Dermira)
REYVOW™ (lasmiditan, Lilly)
Strattera® (atomoxetine, Lilly)
Synjardy® (empagliflozin/metformin, Boehringer Ingelheim)
Taltz® (ixekizumab, Lilly)
Trajenta® (linagliptin, Boehringer Ingelheim)
Trijardy™ XR (empagliflozin/linagliptin/metformin hydrochloride extended release tablets, Boehringer Ingelheim)
Trulicity® (dulaglutide, Lilly)
Tyvyt® (sintilimab injection, Lilly)
Verzenio® (abemaciclib, Lilly)
Vitrakvi® (larotrectinib, Bayer)

Third party trademarks used herein are trademarks of their respective owners.

Eli Lilly and Company Employment Information

	December 31, 2019	December 31, 2018
Worldwide Employees	33,625	38,680*
*Employment information as of December 31, 2018 includes employees of Elanco.

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Eli Lilly and Company
Operating Results (Unaudited) – REPORTED
(Dollars in millions, except per share data)

	Three Months Ended			Twelve Months Ended
	December 31,			December 31,
	2019	2018	% Chg.	2019	2018	% Chg.

Revenue	$6,114.0	$5,637.6	8%	$22,319.5	$21,493.3	4%

Cost of sales	1,282.6	1,129.9	14%	4,721.2	4,681.7	1%
Research and development	1,581.4	1,391.8	14%	5,595.0	5,051.2	11%
Marketing, selling and administrative	1,698.1	1,693.6	—%	6,213.8	5,975.1	4%
Acquired in-process research and development	—	329.4	(100)%	239.6	1,983.9	(88)%
Asset impairment, restructuring and other special charges	151.7	192.7	(21)%	575.6	266.9	NM

Operating income	1,400.2	900.2	56%	4,974.3	3,534.5	41%

Net interest income (expense)	(82.7)	(16.7)		(320.2)	(83.2)
Net other income (expense)	345.6	48.1		611.8	228.8
Other income (expense)	262.9	31.4	NM	291.6	145.6	NM

Income before income taxes	1,663.1	931.6	79%	5,265.9	3,680.1	43%
Income tax expense	167.4	(189.8)	NM	628.0	529.5	19%

Net income from continuing operations	1,495.7	1,121.4	33%	4,637.9	3,150.6	47%
Net income from discontinued operations	—	3.7	(100)%	3,680.5	81.4	NM

Net income	$1,495.7	$1,125.1	33%	$8,318.4	$3,232.0	NM

Earnings from continuing operations - diluted	1.64	1.10	49%	4.96	3.05	63%
Earnings from discontinued operations - diluted	—	—		3.93	0.08
Earnings per share - diluted	$1.64	$1.10	49%	$8.89	$3.13	NM

Dividends paid per share	$0.6450	$0.5625	15%	$2.580	$2.250	15%
Weighted-average shares outstanding (thousands) - diluted	914,678	1,018,285		935,684	1,033,667
NM – not meaningful

27

Eli Lilly and Company
Reconciliation of GAAP Reported to Selected Non-GAAP Adjusted Information (Unaudited)
(Dollars in millions, except per share data)

	Three Months Ended December 31, 2019			Three Months Ended December 31, 2018

	GAAP Reported	Adjustments(b)	Non-GAAP Adjusted(a)	GAAP Reported	Adjustments(c)	Non-GAAP Adjusted(a)

Cost of sales	$1,282.6	$(53.2)	$1,229.4	$1,129.9	$(37.2)	$1,092.7

Acquired in-process research and development	—	—	—	329.4	(329.4)	—
Asset impairment, restructuring and other special charges	151.7	(151.7)	—	192.7	(192.7)	—

Other income (expense)	262.9	(57.3)	205.6	31.4	—	31.4

Income tax expense	167.4	60.0	227.4	(189.8)	422.5	232.6

Net income from continuing operations	1,495.7	87.6	1,583.3	1,121.4	136.8	1,258.3

Net income from discontinued operations	—	—	—	3.7	(3.7)	—

Net income	1,495.7	87.6	1,583.3	1,125.1	133.1	1,258.3

Earnings per share - diluted	1.64	0.09	1.73	1.10	0.22	1.32

Weighted-average shares outstanding (thousands) - diluted	914,678	—	914,678	1,018,285	(65,001)	953,284
Numbers may not add due to rounding.
The table above reflects only line items with non-GAAP adjustments.

(a)
The company uses non-GAAP financial measures that differ from financial statements reported in conformity with U.S. generally accepted accounting principles (GAAP). The company’s non-GAAP measures adjust reported results to exclude amortization of intangibles and items that are typically highly variable, difficult to predict, and of a size that could have a substantial impact on the company’s reported operations for a period. The company believes that these non-GAAP measures provide useful information to investors. Among other things, they may help investors evaluate the company’s ongoing operations. They can assist in making meaningful period-over-period comparisons and in identifying operating trends that would otherwise be masked or distorted by the items subject to the adjustments. Management uses these non-GAAP measures internally to evaluate the performance

28

of the business, including to allocate resources and to evaluate results relative to incentive compensation targets. Investors should consider these non-GAAP measures in addition to, not as a substitute for or superior to, measures of financial performance prepared in accordance with GAAP.

(b)	Adjustments to certain GAAP reported measures for the three months ended December 31, 2019, include the following:

(Dollars in millions, except per share data)	Amortization (i)	Other specified items(ii)	Income taxes(iii)	Total
Cost of sales	$(53.2)	$—	$—	$(53.2)

Asset impairment, restructuring and other special charges	—	(151.7)	—	(151.7)

Other income (expense)	—	(57.3)	—	(57.3)

Income taxes	11.2	6.8	42.0	60.0

Net income	42.0	87.6	(42.0)	87.6

Earnings per share - diluted	0.05	0.10	(0.05)	0.09
Numbers may not add due to rounding.
The table above reflects only line items with non-GAAP adjustments.

i.	Exclude amortization of intangibles primarily associated with costs of marketed products acquired or licensed from third parties.

ii.
Asset impairment, restructuring and other special charges exclude charges primarily associated with our decision to close and sell a research and development facility located in the United Kingdom, as well as severance costs incurred as a result of actions taken to reduce the company's cost structure. Other income (expense) exclude the gain on sale of the company's antibiotics business in China as well as charges related to the repurchase of debt.

iii.	Tax benefit from a capital loss on the disposition of subsidiary stock.

29

(c)	Adjustments to certain GAAP reported measures for the three months ended December 31, 2018, include the following:

(Dollars in millions, except per share data)	Amortization(i)	IPR&D(ii)	Other specified items(iii)	Reduced shares outstanding(iv)	Income Taxes(v)	Discontinued operations(vi)	Total
Cost of sales	$(37.2)	$—	$—	$—	$—	$—	$(37.2)

Acquired in-process research and development	—	(329.4)	—	—	—	—	(329.4)
Asset impairment, restructuring and other special charges	—	—	(192.7)	—	—	—	(192.7)

Income taxes	9.1	69.2	25.8	—	318.4	—	422.5

Net income	28.1	260.2	166.9	—	(318.4)	(3.7)	133.1

Earnings per share - diluted	0.03	0.27	0.18	0.07	(0.33)	—	0.22
Numbers may not add due to rounding.
The table above reflects only line items with non-GAAP adjustments.

i.	Exclude amortization of intangibles primarily associated with costs of marketed products acquired or licensed from third parties.

ii.
Exclude costs associated with upfront payments for acquired in-process research and development projects acquired in a transaction other than a business combination. These costs were related to business development activity with Dicerna Pharmaceuticals, SIGA Technologies, Chugai Pharmaceuticals, NextCure and Hydra Biosciences.

iii.	Exclude charges primarily associated with severance costs incurred as a result of actions taken to reduce the company's cost structure.

iv.
Non-GAAP earnings per share assume that the disposition of Elanco occurred at the beginning of all periods presented and therefore include the benefit from the reduction in shares of common stock outstanding.

v.	Relates to adjustments to the 2017 Toll Tax for U.S. tax reform proposed regulations and tax expenses associated with the separation of Elanco.

vi.	Exclude discontinued operations of Elanco.

30

Eli Lilly and Company
Reconciliation of GAAP Reported to Selected Non-GAAP Adjusted Information (Unaudited)
(Dollars in millions, except per share data)

	Twelve Months Ended December 31, 2019			Twelve Months Ended December 31, 2018

	GAAP Reported	Adjustments(b)	Non-GAAP Adjusted(a)	GAAP Reported	Adjustments(c)	Non-GAAP Adjusted(a)

Cost of sales	$4,721.2	$(289.6)	$4,431.6	$4,681.7	$(348.6)	$4,333.1

Acquired in-process research and development	239.6	(239.6)	—	1,983.9	(1,983.9)	—
Asset impairment, restructuring and other special charges	575.6	(575.6)	—	266.9	(266.9)	—

Other income (expense)	291.6	(57.3)	234.3	145.6	(25.8)	119.8

Income tax expense	628.0	117.2	745.2	529.5	452.2	981.6

Net income from continuing operations	4,637.9	930.3	5,568.2	3,150.6	2,121.5	5,272.1

Net income from discontinued operations	3,680.5	(3,680.5)	—	81.4	(81.4)	—

Net income	8,318.4	(2,750.2)	5,568.2	3,232.0	2,040.1	5,272.1

Earnings per share - diluted	8.89	(2.85)	6.04	3.13	2.31	5.44

Weighted-average shares outstanding (thousands) - diluted	935,684	(13,542)	922,142	1,033,667	(65,001)	968,666
Numbers may not add due to rounding.
The table above reflects only line items with non-GAAP adjustments.

(a)
The company uses non-GAAP financial measures that differ from financial statements reported in conformity with U.S. generally accepted accounting principles (GAAP). The company’s non-GAAP measures adjust reported results to exclude amortization of intangibles and items that are typically highly variable, difficult to predict, and of a size that could have a substantial impact on the company’s reported operations for a period. The company believes that these non-GAAP measures provide useful information to investors. Among other things, they may help investors evaluate the company’s ongoing operations. They can assist in making meaningful period-over-period comparisons and in identifying operating trends that would otherwise be masked or distorted by the items subject to the adjustments. Management uses these non-GAAP measures internally to evaluate the performance of the business, including to allocate resources and to evaluate results relative to incentive compensation targets.

31

Investors should consider these non-GAAP measures in addition to, not as a substitute for or superior to, measures of financial performance prepared in accordance with GAAP.

(b)	Adjustments to certain GAAP reported measures for the twelve months ended December 31, 2019, include the following:

(Dollars in millions, except per share data)	Amortization(i)	IPR&D(ii)	Other specified items(iii)	Reduced shares outstanding(iv)	Lartruvo charges (v)	Income taxes(vi)	Discontinued operations (vii)	Total
Cost of sales	$(205.0)	$—	$—	$—	$(84.6)	$—	$—	$(289.6)

Acquired in-process research and development	—	(239.6)	—	—	—	—	—	(239.6)
Asset impairment, restructuring and other special charges	—	—	(563.5)	—	(12.1)	—	—	(575.6)

Other income (expense)	—	—	(57.3)	—	—	—	—	(57.3)

Income taxes	42.4	50.3	11.0	—	(28.5)	42.0	—	117.2

Net income	162.6	189.3	495.2	—	125.2	(42.0)	(3,680.5)	(2,750.2)

Earnings per share – diluted	0.18	0.21	0.54	0.07	0.14	(0.05)	(3.93)	(2.85)
Numbers may not add due to rounding.
The table above reflects only line items with non-GAAP adjustments.

i.	Exclude amortization of intangibles primarily associated with costs of marketed products acquired or licensed from third parties.

ii.
Exclude costs associated with payments for acquired in-process research and development projects acquired in a transaction other than a business combination. These costs were related to business development activity with AC Immune, ImmuNext, Avidity Biosciences and Centrexion Therapeutics.

iii.
Asset impairment, restructuring and other special charges exclude charges primarily associated with the accelerated vesting of Loxo employee equity awards following the acquisition of Loxo Oncology and charges associated with the decision to close and sell a research and development facility located in the United Kingdom. Other income (expense) exclude the gain on sale of the company's antibiotics business in China as well as charges related to the repurchase of debt.

iv.
Non-GAAP earnings per share assume that the disposition of Elanco occurred at the beginning of all periods presented and therefore include the benefit from the reduction in shares of common stock outstanding.

v.	Exclude charges related to the suspension of promotion of Lartruvo.

vi.	Tax benefit from a capital loss on the disposition of subsidiary stock.

vii.	Exclude discontinued operations of Elanco.

32

(c)	Adjustments to certain GAAP reported measures for the twelve months ended December 31, 2018, include the following:

(Dollars in millions, except per share data)	Amortization(i)	IPR&D(ii)	Other specified items(iii)	Reduced shares outstanding(iv)	Income Taxes(v)	Discontinued operations(vi)	Total
Cost of sales	$(348.6)	$—	$—	$—	$—	$—	$(348.6)

Acquired in-process research and development	—	(1,983.9)	—	—	—	—	(1,983.9)
Asset impairment, restructuring and other special charges	—	—	(266.9)	—	—	—	(266.9)

Other income (expense)	—	—	(25.8)	—	—	—	(25.8)

Income taxes	73.1	89.5	26.6	—	262.9	—	452.2

Net income	275.5	1,894.4	214.5	—	(262.9)	(81.4)	2,040.1

Earnings per share - diluted	0.28	1.96	0.22	0.20	(0.27)	(0.08)	2.31
Numbers may not add due to rounding.
The table above reflects only line items with non-GAAP adjustments.

i.	Exclude amortization of intangibles primarily associated with costs of marketed products acquired or licensed from third parties.

ii.
Exclude costs associated with upfront payments for acquired in-process research and development projects acquired in a transaction other than a business combination. These costs were related to business development activity, primarily driven by the acquisition of ARMO BioSciences and collaboration with Dicerna Pharmaceuticals.

iii.
Exclude charges primarily associated with asset impairment and restructuring charges related to the decision to end Posilac (rbST) production at the Augusta, Georgia manufacturing site, expenses associated with the initial public offering and separations of Elanco, and efforts to reduce the company's cost structure.

iv.
Non-GAAP earnings per share assume that the disposition of Elanco occurred at the beginning of all periods presented and therefore include the benefit from the reduction in shares of common stock outstanding.

v.	Relates to adjustments to the 2017 Toll Tax for U.S. tax reform proposed regulations and tax expenses associated with the separation of Elanco.

vi.	Exclude discontinued operations of Elanco.

33